Stradley Ronon Stevens & Young, LLP 2600 One Commerce Square Philadelphia, PA 19103-7098 Telephone: (215) 564-8000

June 21, 2010

Old Mutual Funds II
c/o Old Mutual Capital, Inc.
4643 S. Ulster Street, Suite 600
Denver, Colorado 80237

Re:	Old Mutual US Government Money Market Fund
Old Mutual US Treasury Money Market Fund

Ladies and Gentlemen:

We have acted as counsel to Old Mutual Funds II, a statutory trust organized under the laws of the State of Delaware (the “Trust”) and registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end series management investment company.

This opinion is given in connection with the filing by the Trust of Post Effective Amendment No. 110 to the Trust’s registration statement on Form N-1A under the Securities Act of 1933, as amended, and Amendment No. 108 to such registration statement under the 1940 Act (the “Registration Statement”), relating to, among other matters, the registration of an indefinite number of Institutional Class shares of beneficial interest, par value $0.001 per share (the “Government Money Market Fund Shares”), of Old Mutual US Government Money Market Fund (the “Government Money Market Fund”) and Institutional Class shares of beneficial interest, par value $0.001 per share (the “Treasury Money Market Fund Shares” and, together with the Government Money Market Fund Shares, the “Shares”), of Old Mutual US Treasury Money Market Fund (the “Treasury Money Market Fund” and, together with the Government Money Market Fund, the “Funds”), each a series portfolio of the Trust.

In connection with giving this opinion, we have examined copies of the Certificate of Trust of the Trust, as filed with the Secretary of State of Delaware, the Amended and Restated Agreement and Declaration of Trust of the Trust, as amended (the “Trust Agreement”), the Amended and Restated Bylaws of the Trust, as amended (the “Bylaws”), resolutions of the Board of Trustees of the Trust adopted at meetings held on February 17, 2010 and May 18, 2010 (the “Resolutions”), and a Good Standing Certificate, dated June 18, 2010, from the Secretary of State of Delaware, as well as originals or copies, certified or otherwise identified to our satisfaction, of such other documents and records as we have deemed necessary or advisable for purposes of this opinion.  As to various questions of fact material to our opinion, we have relied upon information provided by officers of the Trust.

We have assumed the following for purposes of this opinion:

a)	The Trust will remain a valid and existing statutory trust under the laws of the State of Delaware.
b)	The provisions of the Trust Agreement and the Bylaws relating to the issuance of the Shares will not be modified or eliminated.
c)	The Resolutions will not be modified or withdrawn and will be in full force and effect on the date of each issuance of the Shares.
d)	The Shares will be issued in accordance with the Trust Agreement, the Bylaws, and the Resolutions.
e)	The registration of an indefinite number of the Shares will remain effective.
f)
Each of the Shares will be sold for the consideration described in the then current summary prospectuses (if used), statutory prospectuses, and statements of additional information of the Funds and the consideration received by the Trust will in each event be at least equal to the net asset value per share of such Shares.

Based on and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when sold, issued, and paid for as described in the then current summary prospectuses, statutory prospectuses, and statements of additional information of the Funds, will be validly issued, fully paid, and non-assessable.

We express no opinion concerning the laws of any jurisdiction other than the federal law of the United States of America and the laws of the State of Delaware applicable to trusts formed under the Delaware Statutory Trust Act, as amended, excluding securities or “blue sky” laws of the State of Delaware.

We consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Registration Statement, and to the use of our name and to the reference to our firm under the caption “Other Service Providers – Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information, which is included in Post Effective Amendment No. 110/108 to the Registration Statement.

Very truly yours,

STRADLEY RONON STEVENS & YOUNG, LLP

By:         /s/ Matthew R. DiClemente
Matthew R. DiClemente, a Partner